Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom (UK) llp

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London EC2N 4BQ

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October 24, 2025	TORONTO

T1 Energy Inc.
1211 E 4th St.

Austin, Texas 78702

Re:	T1 Energy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to T1 Energy Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 22,153,850 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-290198) of the Company relating to the Shares and other securities of the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 11, 2025 under the Securities Act of 1933 (the “Securities Act”), allowing for delayed or continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on September 22, 2025 (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated September 22, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated October 24, 2025 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

T1 Energy Inc.

October 24, 2025

(d) an executed copy of each of the Securities Purchase Agreements, dated as of October 23, 2025 (the “Securities Purchase Agreements”), by and between the purchasers named therein and the Company;

(e) an executed copy of a certificate of Andrew Munro, Chief Legal and Policy Officer of the Company, dated as of the date hereof (the “Officer’s Certificate”);

(f) a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, as in effect from August 31, 2023, and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of Delaware, as in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(h) a copy of the Company’s Bylaws, as in effect from August 31, 2023, and certified pursuant to the Secretary’s Certificate;

(i) a copy of the Company’s Second Amended and Restated Bylaws, as in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate; and

(j) a copy of resolutions of the Board of Directors of the Company, adopted on (i) December 19, 2023 and (ii) October 22, 2025, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Certificate of Incorporation and the factual representations and warranties set forth in the Securities Purchase Agreements.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

T1 Energy Inc.

October 24, 2025

As used herein, “Organizational Documents” means those documents listed in paragraphs (g) and (i) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Securities Purchase Agreements, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Company’s issuance of the Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP